EXHIBIT 16.1

[LETTERHEAD OF TAUBER & BALSER, P.C.]

October 31, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

RE: EasyLink Services International Corporation

We have read the statements that EasyLink Services International Corporation included under Item 4.01 of the Form 8-K report it filed on October 26, 2007 regarding the recent change of auditors. We agree with such statements made regarding our Firm. We have no basis to agree or disagree with other statements made under Item 4.01.

Very truly yours,

/s/ Tauber & Balser, P.C.

Tauber & Balser, P.C.

1155 Perimeter Center West, Suite 600
Atlanta, Georgia 30338-5416
404-261-7200       Fx: 404-261-9481
www.tbcpa.com

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